Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of BTRS Holdings Inc. on Form S-8 (File No. 333-254301) of our report dated March 24, 2021, with respect to our audits of the consolidated financial statements of BTRS Holdings Inc. (f/k/a South Mountain Merger Corp.) as of December 31, 2020 and 2019, for the year ended December 31, 2020 and for the period from February 28, 2019 (inception) through December 31, 2019, which report is included in this Annual Report on Form 10-K of BTRS Holdings Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp
Los Angeles, CA
March 24, 2021